SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 13, 2004

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-18335	74-2148293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25025 Interstate 45 North

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

(281) 367-1983

(Registrant's Telephone Number, Including Area Code)

TABLE OF CONTENTS

Item 12. Results of Operations and Financial Condition	Page 1
Exhibit Index	Page 2
Signatures	Page 3

Item 12. Results of Operations and Financial Condition.

On January 13, 2004, TETRA Technologies, Inc. (the “Company”) issued a press release estimating its financial results for the fourth quarter of 2003. The press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished in this Item 12 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated January 13, 2004, issued by TETRA Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel

President & Chief Executive Officer

Date: January 13, 2004

Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ESTIMATES FOURTH QUARTER 2003 EARNINGS

January 13, 2004 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE: TTI) today estimated fourth quarter 2003 earnings of $0.16 to $0.19 per diluted share, compared to the $0.07 per diluted share reported in the comparable period in 2002. All earnings numbers are before the cumulative effects of change in accounting principles and discontinued operations. Also, certain earnings numbers are still subject to review of data from our external reservoir engineers and are subject to a review of earnings generated from international operations.

Geoffrey M. Hertel, Chief Executive Officer, stated, “TETRA’s expected fourth quarter improvement, when compared to the fourth quarter of 2002, reflects the depth of change that has occurred at TETRA in the last year. The approximate 150% increase in profits, versus the fourth quarter of 2002, is a continuation of the excellent results that TETRA has delivered all year. For the full year 2003, we estimate: revenues – up 35%; net income before the cumulative effects of change in accounting principles and discontinued operations – up 105% (if the net earnings on discontinued operations is included, the increase is 158%); Well Abandonment & Decommissioning (WA&D) Division operating income – up 641%; year-end debt reduced from $37.2 million on 12/31/02 to $12,000 on 12/31/03; and, cash on hand of $2.4 million on 12/31/02 and approximately $17 million on 12/31/03. The fourth quarter of 2003 capped off an exceptional year for TETRA.

“During the quarter, we began to see the anticipated improvement in our Testing & Services Division. We fully expect this Division to improve significantly in 2004, as the effect of increasing natural gas drilling is reflected in testing activities. Seasonally, our offshore WA&D activities slowed materially from our second and third quarter run rates. This is typically the case, as weather conditions in the Gulf of Mexico (GOM) in the first and fourth quarters impede decommissioning activity. Hopefully, in 2004, TETRA can perform most of its decommissioning work in the better weather of the second and third quarters, as it did in 2003.

“In spite of the dramatically improved quarterly profits, results were negatively impacted by the Inland Water portion of our WA&D Division. This is our shallow-water fleet of vessels used primarily for well abandonment, in addition to drilling and well workover activities. Because many inland water properties are currently up for sale by the industry, this was the weakest component of the WA&D Division. We determined that to optimize profits for 2004 and 2005 from the Inland Water group, we would need to reduce its cost structure. Certain changes were undertaken during the latter portion of the fourth quarter that should allow this business component to reduce its costs and better optimize profits, even in relatively weak business environments. The benefits of this program should begin to be felt in early to mid 2004. While we don’t anticipate any write-offs of assets, we experienced significant operating losses in Inland Water as these changes were being implemented. During the fourth quarter, the Inland Water component of the WA&D Division was below its plan approximately $0.09 per share, after tax.

“Two other factors restrained profits in the fourth quarter. First, was the unprecedented, virtual shutdown of our activities by some of our customers during the last two to three weeks of December. This has historically been a period of the year when activity peaks. This year, our customers apparently afforded their employees an extended holiday season. We don’t believe that this curtailment of activity portends anything negative for 2004. Secondly, the prodigious number of property sales in the GOM has caused us to expand our WA&D infrastructure to accommodate the massive bidding process. These costs negatively impacted fourth quarter results. However, these infrastructure costs should manifest themselves in business later in 2004 and into 2005. We will continue to add personnel to evaluate properties and projects, as long as this market is growing.

“As has been our long-standing policy, we will not report 2003 fourth quarter and full year earnings until they have been fully audited. We expect the earnings release to be on or about February 25, 2004,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4398

www.tetratec.com

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